Exhibit 99.1

MeadWestvaco Corporation
Global Headquarters
11013 West Broad Street
Glen Allen VA 23060-5937

+1 804.327.7925 T
+1 804.327.6209 F
www.mwv.com

PRESS RELEASE

Media Contact	Investor Relations
Alison von Puschendorf tel: +1 804-327-7284 mediainquiries@meadwestvaco.com	Jason Thompson tel: +1 804-201-2556

MWV Reports First Quarter 2008 Results

Total Packaging Platform Sales Up 7 Percent;

Emerging Markets Packaging Platform Sales Up Over 20 Percent

RICHMOND, VA – April 30, 2008 – MeadWestvaco Corporation (NYSE: MWV) today reported a first quarter 2008 loss from continuing operations of $8 million, or $0.04 per share. Included in the results from continuing operations are after-tax restructuring charges of $5 million, or $0.03 per share, primarily related to employee separation costs and facility closures, and after-tax bad-debt charges of $5 million, or $0.03 per share, related to two customer bankruptcies. Also included in the results from continuing operations is an after-tax gain of $6 million, or $0.04 per share, from the recognition of a curtailment gain associated with the company’s U.S. pension plan due to employee reductions from the company’s cost initiative. Sales from continuing operations in the first quarter of 2008 were $1.52 billion, an increase of 6 percent, compared to sales from continuing operations of $1.43 billion in the first quarter of 2007.

First quarter 2008 total profit from continuing operations from the company’s business segments was $50 million compared to $65 million in the prior year. In 2008, strong sales in targeted global packaging markets, higher price realizations, particularly in the mill business, stronger Specialty Chemicals segment earnings and foreign exchange benefits were more than offset by increased costs for energy, raw materials and freight across all businesses, expenses associated with a planned major mill outage and volume declines in global media.

“We generated strong growth and good business momentum in many of our global packaging markets; however, input cost inflation continues to negatively impact our results,” said John A. Luke, Jr., chairman and chief executive officer. “We are overcoming these challenges by continuing to execute our profitable growth strategies focused on innovative products, growth in emerging markets and productivity improvement. Our leadership in growing global packaging markets and our diversified mix of businesses position us to profitably grow our company in the face of challenging economic conditions.”

Quarterly Comparison

In the first quarter of 2007, MWV reported a loss from continuing operations of $23 million, or $0.13 per share. Included in the results from continuing operations for 2007 are after-tax restructuring charges of $10 million, or $0.06 per share, primarily related to employee separation costs and facility closures, and after-tax one-time costs of $3 million, or $0.02 per share in connection with the company’s cost initiative.

On April 7, 2008, MWV entered into an agreement to sell its North Charleston, South Carolina, kraft paper mill and related assets to KapStone Paper and Packaging Corporation for $485 million. The sale is expected to close in the third quarter of 2008, resulting in a modest gain. For the first quarters of 2008 and 2007, the company is reporting the operating results of the North Charleston mill and related assets as a discontinued operation for accounting purposes. The results of the North Charleston mill were previously included in the Packaging Resources segment. Results from discontinued operations were after-tax income of $4 million, or $0.02 per share, in the first quarter of 2008 compared to after-tax income of $7 million, or $0.04 per share, in the first quarter of 2007.

Packaging Resources

In the Packaging Resources business, segment profit from continuing operations in the first quarter of 2008 was $32 million compared to $43 million in 2007. Sales from continuing operations in the first quarter of 2008 increased 8 percent to $631 million from $586 million in 2007. Volume growth and improved pricing offset higher costs for energy, wood, raw materials and freight. Segment profit in the quarter was lower due to costs associated with the planned Mahrt mill outage and to other inflationary effects. Shipments grew in targeted higher-value grades for beverage, liquid packaging and commercial print markets, and pricing increased across major paperboard grades. Rigesa, the company’s Brazilian operation, posted strong quarterly sales and earnings growth, reflecting continued solid demand for value-added corrugated packaging solutions in the domestic Brazilian market.

Consumer Solutions

In the Consumer Solutions business, segment profit in the first quarter of 2008 was $9 million compared to $20 million in 2007. Sales in the first quarter of 2008 increased 7 percent to $606 million from $566 million in 2007. Sales growth in the global beverage, home and garden, and personal care businesses, as well as improved productivity and favorable currency effects, were more than offset by higher costs for energy, raw materials and freight, market-related volume declines in global media packaging, and an unfavorable mix in U.S. personal care packaging. The media business also recorded a $5 million bad-debt charge related to the bankruptcy of a European customer.

Sales in the U.S. were unchanged as gains in the home and garden market and solid performance in the beverage market were offset by lower volume in media and an unfavorable mix in the personal care business. In the home and garden business, good momentum continued with major customers, including SC Johnson, Procter & Gamble and Scott’s Miracle-Gro, and the company won new business with Clorox for their Green Works™ product line.

Sales outside the U.S. grew 13 percent driven by gains in the beverage, personal care, tobacco, and home and garden packaging businesses. In the beverage packaging business, the company won new business with Scottish Courage and continued to grow business with top-10 customers. Personal care’s growth was helped by new business with Swedish cosmetics company Oriflame and by growing demand for Keltec’s innovative airless and foamer products with global personal care customers.

Consumer & Office Products

In the Consumer & Office Products business, segment profit in the first quarter of 2008 was a loss of $3 million compared to a loss of $2 million in 2007. Sales in the first quarter of 2008 increased 3 percent to $208 million from $201 million in 2007. Overall improved mix from a continued focus on value-added products, enhanced manufacturing productivity and a solid back-to-school season in Tilibra, the segment’s Brazilian business, were slightly offset by volume declines related to the segment’s focus on proprietary products, higher costs for raw materials, principally uncoated paper, and a $3 million bad-debt charge related to the bankruptcy of a customer in Brazil. This segment continues to be impacted by Asian-based imported products.

Specialty Chemicals

In the Specialty Chemicals business, segment profit in the first quarter of 2008 was $12 million compared to $4 million in 2007. Sales in the first quarter of 2008 increased 11 percent to $124 million from $112 million in 2007. Relative to a weak first quarter in 2007, sales and earnings improved across all major lines of business and were driven by improved pricing, product mix and productivity that offset higher raw material costs. Overall demand for pine chemicals was strong, especially in industrial markets for agricultural, paper and petroleum applications. This segment also experienced solid non-automotive carbon growth in purification markets.

Corporate and Other

Corporate and Other loss was $73 million in the first quarter of 2008 compared to a $92 million loss in 2007. Improvement in 2008 was driven by a pension plan curtailment gain of $10 million in 2008, lower restructuring charges and one-time costs of $13 million in 2008 compared to 2007, and higher profits from land sales of $3 million over 2007.

Other Items

In the first quarter of 2008, pre-tax costs for energy, wood, raw materials and freight increased $39 million over the prior-year quarter on a continuing operations basis.

In the first quarter of 2008, the pre-tax impact from favorable foreign exchange was $10 million higher compared to the first quarter of 2007 on a continuing operations basis.

Cash flow provided by continuing operations was about $35 million in the first quarter of 2008. Cash flows in 2008 reflect lower operating earnings, higher tax payments, inventory build for the back-to-school season in the Consumer & Office Products segment, and a higher level of receivables due to increased sales compared to 2007.

Capital spending by continuing operations was $64 million in the first quarter of 2008 compared to $62 million in the first quarter of 2007.

In the first quarter of 2008, the tax benefit attributable to the loss from continuing operations had an effective rate of approximately 65 percent. The effective rate differed from statutory rates due primarily to a favorable resolution of a prior tax matter in the quarter. The annual effective tax rate for 2008 is estimated to be about 28 percent.

MWV paid a regular quarterly dividend of $0.23 during the first quarter, and on April 28, 2008, declared a quarterly dividend payable on June 2, 2008, to stockholders of record at the close of business on May 8, 2008.

Outlook

MWV is continuing to execute its profitable growth strategy and transform the company into a leading provider of global consumer product packaging solutions that generates sustainable revenue and earnings growth. Reflecting challenging macro-economic trends, significant volatility in input costs and difficult capital markets, the company has limited visibility and is prudently adopting a conservative outlook that is focused on maximizing cash flow. To achieve its goals, the company is focused on:

•	Seeking price improvements to offset historically high input cost inflation;
•	Increasing sales outside the U.S. with a focus on emerging markets, including China, India and Brazil;

•	Increasing sales from innovative products, including Shellpak®, Natralock® and other new applications across personal care and healthcare markets;

•	Increasing real estate sales generated by the company’s Community Development and Land Management Group; and

•	Executing productivity initiatives to lower its operating and infrastructure expense base.

In the second quarter of 2008, MWV expects total profit from its business segments from continuing operations to be similar to year-ago levels.

In the Packaging Resources business, second quarter segment profit from continuing operations is expected to be slightly below prior year results. Overall demand for the company’s paperboard grades remains solid with backlogs that are at or above the prior year. However, costs for fiber, oil-based materials and freight are expected to continue to increase to historically high levels and pressure segment profits. The company is continuing to execute price increases to offset the effects of input cost inflation. Productivity improvement in the second quarter is expected to help partially offset the impact of cost inflation.

In the Consumer Solutions business, second quarter segment profit is expected to be above prior year results. Benefits from the company’s productivity improvements combined with stronger order rates in global beverage, home and garden, and healthcare packaging, and continued solid demand in global tobacco and personal care packaging will drive the expected segment profit increase.

In the Consumer & Office Products business, second quarter segment profit is expected to be below prior year results. While the company believes that the back-to-school season will be in line with last year, it expects order patterns will continue to shift closer to the actual selling season in retail locations. Coupled with the uncertain U.S. economy, shipments for the second quarter could be lower than last year.

In the Specialty Chemicals business, second quarter segment profit is expected to be above prior year results. Continued solid demand for pine chemicals, higher pricing and increased productivity are expected to more than offset continued high input costs.

Conference Call

Investors may participate in the live conference call today at 10:00 a.m. (EDT) by dialing 1 (888) 423-3271 (toll-free domestic) or 1 (612) 332-0923 (international); passcode: MeadWestvaco. Please call to register at least 10 minutes before the conference call begins. A replay of the call will be available for one month via the telephone starting at 1:30 p.m. (EDT) on April 30, and can be accessed at 1 (800) 475-6701 (toll-free domestic) or 1 (320) 365-3844 (international); access code: 891607. The live conference call and presentation slides may be accessed on MWV’s website at www.mwv.com. After connecting to the home page, access the link to Investor Information, then Calendar of Events, and look for the link to the webcast. Please go to the website at least one hour prior to the call to register, download and install any necessary audio software.

About MWV

MeadWestvaco Corporation (NYSE: MWV), provides packaging solutions to many of the world’s most-admired brands in the healthcare, personal and beauty care, food, beverage, media and entertainment, and home and garden industries. The company’s businesses include Consumer & Office Products, Specialty Chemicals, and the Community Development and Land Management Group, which sustainably manages the company’s land holdings to support its operations, and to provide for conservation, recreation and development opportunities. With 24,000 employees worldwide, MWV operates in 30 countries and serves customers in more than 100 nations. MWV manages all of its forestlands in accordance with internationally recognized forest certification standards, and has been named to the Dow Jones Sustainability World Index for the fourth consecutive year. For more information, please visit www.mwv.com.

Forward-looking Statements

Certain statements in this document and elsewhere by management of the company that are neither reported financial results nor other historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of each company, or industry results, to differ materially from those expressed or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties, and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward-looking statements include, but are not limited to, events or circumstances which affect the ability of MeadWestvaco to realize improvements in operating earnings from the company’s ongoing cost reduction initiatives; the ability of MeadWestvaco to close announced and pending transactions, including divestitures; the reorganization of the company’s packaging business units; competitive pricing for the company’s products; changes in raw materials pricing; energy and other costs; fluctuations in demand and changes in production capacities; changes to economic growth in the United States and international economies; government policies and regulations, including, but not limited to those affecting the environment and the tobacco industry; the company’s continued ability to reach agreement with its unionized employees on collective bargaining agreements; the company’s ability to execute its plans to divest or otherwise realize the greater value associated with its forestlands; adverse results in current or future litigation; currency movements; and other risk factors discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2007, and in other filings made from time to time with the SEC. MeadWestvaco undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Investors are advised, however, to consult any further disclosures made on related subjects in the company’s reports filed with the SEC.

Consolidated Statements of Operations

In millions, except per share data (Unaudited)

	Quarters ended March 31,
	2008	2007[2]
Net sales	$1,518	$1,428

Cost of sales	1,293	1,200
Selling, general and administrative expenses	201	211
Interest expense	54	49
Other income, net	(7)	(5)

Loss from continuing operations before income taxes	(23)	(27)
Income tax benefit	(15)	(4)

Loss from continuing operations	(8)	(23)

Discontinued operations, net of tax[1]	4	7

Net loss	$(4)	$(16)

Net loss per share—basic:
Loss from continuing operations	$(.04)	$(.13)
Discontinued operations	.02	.04

Net loss	$(.02)	$(.09)

Shares used to compute net loss per share—basic	173.9	182.6

[1]	Reflects the pending disposition of the company’s Kraft paper mill and related assets.
[2]	Prior period amounts have been adjusted to conform to the 2008 presentation pursuant to the pending disposition of the company’s Kraft paper mill and related assets.

MeadWestvaco Corporation and consolidated subsidiary companies

Consolidated Balance Sheets

In millions (Unaudited)

	March 31, 2008	December 31, 2007[2]
Assets
Cash and cash equivalents	$335	$245
Receivables, net	814	975
Inventories	825	745
Other current assets	123	122
Current assets of discontinued operations[1]	89	80

Current assets	2,186	2,167

Property, plant, equipment, net	3,779	3,790
Prepaid pension asset	1,201	1,214
Goodwill	848	840
Other assets	1,467	1,404
Non-current assets of discontinued operations[1]	416	422

	$9,897	$9,837

Liabilities and shareholders’ equity
Accounts payable	$622	$622
Accrued expenses	625	720
Notes payable and current maturities of long-term debt	218	68
Current liabilities of discontinued operations[1]	41	45

Current liabilities	1,506	1,455

Long-term debt	2,387	2,375
Other long-term obligations	1,074	1,056
Deferred income taxes	1,187	1,227
Non-current liabilities of discontinued operations[1]	17	16
Shareholders’ equity	3,726	3,708

	$9,897	$9,837

[1]	Reflects the pending disposition of the company’s Kraft paper mill and related assets.
[2]	Prior period amounts have been adjusted to conform to the 2008 presentation pursuant to the pending disposition of the company’s Kraft paper mill and related assets.

MeadWestvaco Corporation and consolidated subsidiary companies

Business Segment Information

In millions (Unaudited)

	Quarters ended March 31,
	2008	2007
Sales
Packaging Resources[1]	$631	$586
Consumer Solutions	606	566
Consumer & Office Products	208	201
Specialty Chemicals	124	112
Corporate and Other[1,2]	50	58

Total	1,619	1,523

Intersegment eliminations	(101)	(95)

Consolidated totals	$1,518	$1,428

Segment profit (loss)
Packaging Resources[1]	$32	$43
Consumer Solutions	9	20
Consumer & Office Products	(3)	(2)
Specialty Chemicals	12	4

	50	65
Corporate and Other[1,3]	(73)	(92)

Consolidated totals[4]	$(23)	$(27)

[1]	Prior period amounts have been adjusted to conform to the 2008 presentation pursuant to the pending disposition of the company’s Kraft paper mill and related assets.
[2]	Revenue included in Corporate and Other includes specialty papers sales and timber sales of the forestry operation.
[3]

Corporate and Other may include goodwill impairment charges, minority interest, debt retirement charges, restructuring charges and one-time costs, pension income, interest expense and income, and gains on asset sales.

[4]	Consolidated totals represent loss from continuing operations before income tax benefit.

MeadWestvaco Corporation and consolidated subsidiary companies

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